Exhibit 3.29a

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:15 PM 08/11/2011
FILED 02:50 PM 08/11/2011
SRV 110912082 - 5023545 FILE

STATE of DELAWARE
LIMITED LIABILITY COMPANY
CERTIFICATE of FORMATION
OF
PORTFOLIO SOLAR I, LLC

This Certificate of Formation of Portfolio Solar I, LLC (the “Company”), is being duly executed and filed by Gregory A. Godwin, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq).

FIRST.  The name of the limited liability company formed hereby is Portfolio Solar I, LLC.

SECOND.  The address of the registered office of the Company in the State of Delaware is c/o National Corporate Research, Ltd., 615 South Dupont Highway, Dover, Delaware 19901, County of Kent.

THIRD.  The name and address of the registered agent for service of process of the Company in the State of Delaware is National Corporate Research, Ltd., 615 South Dupont Highway, Dover, Delaware 19901, County of Kent.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 11th day of August, 2011.

/s/ Gregory A. Godwin
Name:	Gregory A. Godwin
Authorized Person